Exhibit 10.23

CEO and EVP Salary and Bonus Arrangements

On February 22, 2006, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of First Data Corporation (the “Company”) approved the following 2006 base salaries, target bonuses and incentive awards for the Company’s executive officers after a review of performance and competitive market data.

Name and Title	2006 Base Salary	2006 Bonus Target		Stock Option Grant (1)
Henry C. Duques Chairman and Chief Executive Officer	$250,000	$1,400,000	(2)	0

David P. Bailis President, First Data Financial Institution Services	$500,000	$575,000	(3)	150,000

Guy A. Battista Executive Vice President, Chief Information Officer	$525,000	$575,000	(3)	150,000

David Dibble Executive Vice President, Chief Technology Officer	$525,000	$575,000	(3)	150,000

Christina A. Gold President, Western Union Financial Services	$675,000	$750,000	(3)	250,000

Edward A. Labry III President, First Data Commercial Services	$750,000	$475,000	(3)	200,000

Kimberly S. Patmore Executive Vice President, Chief Financial Officer	$550,000	$600,000	(3)	175,000

Pamela H. Patsley President, First Data Intl.	$600,000	$650,000	(3)	200,000

Michael T. Whealy Executive Vice President, General Counsel & Chief Administrative Officer	$550,000	$600,000	(3)	175,000

(1)	Options were granted under the Company’s 2002 Long-Term Incentive Plan and carry an exercise price of $45.3300 per share, 100% of the fair-market value of the underlying common stock on the date of grant. The options will expire on February 22, 2016 and become exercisable in increments of one-fourth each year beginning on the first anniversary of the date of the grant.
(2)	2006 bonus target is based upon performance as measured by the Company’s revenues, operating profit, earnings per share and Mr. Duques’ individual performance.
(3)	2006 bonus targets are based upon performance as measured by the Company’s earnings per share, the applicable business unit revenues and operating profits, and the executive’s individual performance.

From time to time, the Company’s executive officers receive certain perquisites and personal benefits that may include personal use of the Company’s aircraft, personal use of tickets to certain professional events, personal financial planning up to $20,000 per year, country club membership expenses, and reimbursement for relocation and moving expenses. With the exception of relocation and moving expenses, generally the value of such perquisites does not exceed $50,000 per year per executive.